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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

                      THE UNITED COMPANY SHAREHOLDER GROUP
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials:

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                      THE UNITED COMPANY SHAREHOLDER GROUP
                               1005 GLENWAY AVENUE
                             BRISTOL, VIRGINIA 24201



                                                               November 26, 1999

Karin Estes
Steven Sears
Institutional Shareholder Services
1455 Research Boulevard
Rockville, Maryland

         We have received your analysis and recommendation in relation to the Birmingham Steel Corporation ("BIR") proxy contest and request that you reevaluate your decision to support incumbent management. We believe Bob Garvey has misled you regarding our plans for BIR. It is not our intention to retain the money losing SBQ operations at all costs indefinitely. WE WILL SELL THE SBQ OPERATIONS IF IT IS IN THE BEST INTEREST OF SHAREHOLDERS. We urge you not to be confused by Bob Garvey's desperate attempt to paint this proxy contest as a battle over the future of the SBQ operations.

         We began this proxy contest in July because of the continuing poor performance of BIR under Mr. Garvey. The issue of this proxy contest has always been about poor management. In fact, the announcement to sell the SBQ assets was made almost a month after we declared our intentions to replace Bob Garvey. This proxy fight is about leadership and management skills, not the future of the SBQ assets.

         When we filed our Schedule 13D in July announcing our intentions, we relied on statements made by Mr. Garvey and current management in March and April that the SBQ operations were no longer a problem and that Memphis start-up costs were completed. The United Group was also not aware at the time of its 13D filing that BIR had already defaulted on its $300 million revolving credit agreement.

         Mr. Garvey continues to blame the financial problems of BIR and the SBQ operations on prior management. The fact is the SBQ operations were profitable when they were acquired in 1993 and contributed substantial profits to BIR until after Mr. Garvey became CEO of BIR.

         BIR entered the SBQ business in November 1993 with the acquisition of American Steel & Wire ("AS&W"). With the acquisition of AS&W, BIR obtained the Cleveland facility. At the time of the acquisition, AS&W was the largest producer of high quality rod and wire products in North America, had the highest quality product rating in America, and had a recognized quality assurance program and an outstanding sales and marketing force. The acquisition of AS&W was immediately accretive to BIR's earnings, producing profits in the third and fourth quarters of fiscal year 1994, $13.7 million in fiscal year 1995, and profits in the first three quarters of fiscal year 1996.



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         Less than nine months after Mr. Garvey's arrival, the founders of AS&W, who held executive positions with BIR, resigned and the quality, sales and marketing forces were decimated by losses of other key personnel. In the fourth quarter of 1996, under Mr. Garvey's leadership, the SBQ business reported its first operating loss and has lost money ever since.

         MR. GARVEY BEGAN HIS TENURE WITH A PROFITABLE SBQ BUSINESS POISED TO BECOME A SIGNIFICANT LEADER IN THE SBQ MARKET. The market for product produced at the Cleveland bar mill is approximately 4 million tons. Under Mr. Garvey's tenure, the SBQ operations have turned into a debacle.

- 14 Consecutive Quarters of Losses, including $21 million in the first quarter of 2000.

-        Twenty-five months of start-up costs at the Memphis facility.

- Failure to complete the caster upgrade of run out tables and stainless piping included in the original scope of work at the Memphis facility.

- Significant turnover of personnel at the Memphis and Cleveland facilities.

The simple truth is, like numerous other problems at BIR, the problems with the SBQ business are a result of Mr. Garvey's mismanagement. Other examples include:

- $15 million loss from a total write-off of BIR's investment in Laclede Steel Company; written-off less than a year after BIR's initial investment.

- $30 million loss from loans and capital invested in Pacific Coast Recycling; written-off less than three years after BIR's initial investment.

- Cartersville rolling mill originally budgeted at $70 million. To date more than $165 million has been invested in this project and it is still losing money.

         We urge you not to lose focus of the reason for this proxy contest B poor management. We have slated Mr. John D. Correnti to become Chief Executive Officer of BIR. The United Group believes Mr. Correnti is the preeminent steel mini-mill operator in the world, having served as Chief Executive Officer of Nucor Corporation from January 1996 to June 1999 and President and Chief Operating Officer from 1991 to 1996. While Mr. Correnti served in an executive capacity, Nucor's revenues increased from approximately $1.5 billion in 1991 to $4.1 billion in 1998. Earnings increased during the same period to nearly $300 million from approximately $75 million, and stockholders' equity to over $2.0 billion from approximately $1.1 billion. Nucor is recognized as the premiere steel mini-mill company in the world and is the second largest steel producer in the USA. In 1998, Mr. Correnti was recognized by New Steel magazine as its Steel Maker of the Year.


         We urge you to reconsider your recommendation. We believe you have been misled as to our intentions for the SBQ operations. Simply put, we will sell the SBQ operations if that is in the



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best interest of shareholders. We have never contemplated retaining the SBQ operations indefinitely at any cost. Please focus on the real crux of this proxy contest B the poor performance of BIR under the leadership of Mr. Garvey.

         We appreciate your consideration and look forward to hearing from you.

                                          The United Company Shareholder Group